Exhibit 99.1

Gentherm Reports 2020 Third Quarter Results

Record Quarterly Automotive Revenue

Achieved Highest Quarterly Gross Margin and Gross Margin Rate in Three Years

Strong Quarterly Net Income Growth and Record Quarterly Adjusted EBITDA

NORTHVILLE, Michigan, October 29, 2020 /Global Newswire/ - Gentherm (NASDAQ:THRM), a global market leader of innovative thermal management technologies, today announced its financial results for the third quarter ended September 30, 2020.

Third Quarter Highlights

•	Product revenues of $259.5 million increased 8.1% from $240.1 million in the 2019 third quarter
•	Excluding the impact of foreign currency translation and divested assets, product revenues increased 8.1% year over year
•	GAAP diluted earnings per share was $0.73 as compared to $0.48 in the prior-year period
•	Adjusted earnings per share (see table herein) was $0.91 as compared to $0.68 in the prior-year period
•	Secured automotive new business awards totaling $80 million

Phil Eyler, the Company's President and CEO, said “I am pleased that the continued strong execution of our Focused Growth strategy has generated the highest quarterly revenue in two years and record quarterly operating income. In Automotive, we had a record revenue quarter and outperformed actual light vehicle production in our key markets by approximately 800 basis points. In Medical, we continued to deliver double-digit revenue growth.”

“The momentum on the topline along with our ongoing disciplined approach to managing expenses also enabled us to achieve the highest gross margin and gross margin rate in three years and record Adjusted EBITDA in the quarter. While there is still near-term uncertainty in the macroeconomic environment, I am proud of our global team for the fast response to OEM demand increases, our improving operating performance and expanding technology leadership. This, along with our strong balance sheet, gives us confidence in delivering long-term shareholder value,” continued Eyler.

2020 Third Quarter Financial Review

Product revenues of $259.5 million increased $19.5 million, or 8.1%, in the third quarter of 2020 as compared to the prior-year period. Excluding the impact of foreign currency translation, divested assets and assets held for sale, product revenues similarly increased 8.1% year over year.

Automotive revenues increased 9.4% year over year, as decreases in Automotive Cables and Other Automotive were more than offset by revenue increases in all other product categories. Adjusting for foreign currency translation, organic Automotive revenues increased 7.9% year over year. According to IHS Markit, actual light vehicle production was flat when compared to the third quarter of 2019 in the Company’s key markets of North America, Europe, China, Japan and Korea.

The $2.0 million, or 17.2% revenue decrease in Industrial resulted from the divestiture of Global Power Technologies (“GPT”), which was sold on October 1, 2019. The decrease was partially offset by year-over-

year growth of 17.3% in Gentherm Medical, primarily due to increased demand for Stihler resistive blood warming products, Hemotherm® cardiovascular heater / cooler systems and the Blanketrol® solutions.

See the “Revenue by Product Category” table included below for additional detail.

The gross margin rate increased to 31.8% in the current-year period versus 31.1% in the prior-year period, primarily as a result of higher labor productivity, fixed cost leverage from higher unit volume, supplier cost reductions and Fit-for-Growth cost reduction initiatives. These were partially offset by annual customer price reductions as well as wage inflation.

Net research and development expenses of $18.1 million in the third quarter of 2020 decreased $0.8 million, or 4.2%, year over year as a direct result of cost reduction initiatives partially offset by incentive compensation adjustments.

Selling, general and administrative expenses of $25.8 million in the third quarter of 2020 decreased $1.1 million, or 4.1%, versus the prior-year period. The year-over-year improvement was primarily driven by the impact of cost reduction initiatives and the divestiture of the GPT business, partially offset by incentive compensation adjustments.

Restructuring expenses for the third quarter of 2020 were $0.3 million, as compared to $8.7 million incurred in the prior-year period as a result of the restructuring plan to improve the Company’s manufacturing productivity and rationalize its footprint.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $50.1 million during the third quarter of 2020 compared to $40.7 million in the prior year, a year-over-year increase of $9.4 million or 23.1%.

Income tax expense in the 2020 third quarter was $9.6 million, as compared with $6.8 million in the prior-year period. The effective tax rate of 28.5% for the quarter differs from the U.S. Federal statutory rate of 21%, primarily due to higher tax rates in foreign tax jurisdictions.

GAAP diluted earnings per share for the third quarter of 2020 was $0.73 compared with $0.48 for the prior-year period. Adjusted diluted earnings per share, excluding restructuring expenses, impairment charges, unrealized currency gain, and other impacts (see table herein), was $0.91. Adjusted diluted earnings per share in the prior-year period was $0.68.

Guidance

As a result of the unprecedented uncertainty facing the automotive industry and global economy, Gentherm withdrew its 2020 full financial guidance on March 25, 2020 and has not been providing updates with the exception of commentary on revenue trends. The Company expects product revenues in the fourth quarter of 2020 to be in the range of $240 to $260 million.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13711413.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available approximately two hours after the call until 11:59 pm Eastern Time on November 12, 2020. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13711413.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 11,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, North Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including that: the COVID-19 pandemic and its direct and indirect adverse impacts on the automobile and medical industries and global economy has, and will continue to have, an adverse effect on, among other things, the Company’s results of operations, financial condition, cash flows, liquidity, business operations and stock price; future borrowing availability under the Company’s revolving credit facility is subject to compliance with covenants thereunder, and the deterioration of the Company’s financial performance during 2020 (including consolidated EBITDA) due to COVID-19 has caused the borrowing availability to be, and it may continue to be, substantially less than the full amount of revolving credit facility; the Company’s failure to be in compliance with covenants under its debt agreements due to COVID-19 or otherwise could result in an event of default thereunder, and if the lenders thereunder do not agree to amend or waive, the amounts outstanding under its debt agreements may be accelerated and may become immediately due and payable; additional financing by accessing the capital markets may not be available on acceptable terms, if at all, and additional indebtedness may harm the Company’s financial position and impact the Company’s ability to comply with covenants under its debt agreements; the Company may not realize the expected benefits from any restructuring initiatives it may pursue as a result of the effects of COVID-19 or otherwise; declines in automobile production may have an adverse impact; sales may not increase and the projected future sales volumes on which the Company manages its business may be inaccurate; new business awards may be limited due to COVID-19 and related uncertainties, may not be converted into product revenues and our projections thereof are not updated after the date initially communicated to us by customers, including for the impact of COVID-19 on future business; new or improved competing products may be developed by competitors with greater resources; customer preferences may shift, including due to the evolving use of automobiles and technology; the Company may lose suppliers or customers; market acceptance of the Company’s existing or new products may decrease; currency exchange rates may change unfavorably; pricing pressures from customers may increase; the macroeconomic environment may present adverse conditions; new products may not be feasible; work stoppages impacting the Company, its suppliers or customers, due to labor matters, civil or political unrest, infectious diseases and epidemics or other reasons, could harm the Company’s operations; free trade agreements have recently been, and may in the future be, altered or additional tariffs may be implemented; customers may not accept pass-through of tariff costs; the Company may be unable to protect its intellectual property in certain jurisdictions; there may be manufacturing or design defects or other quality issues with the Company’s products; the Company may be unable to effectively implement ongoing restructuring and other cost-savings measures or realize the full amount of estimated savings; the Company’s business may be harmed by security breaches and other disruptions to its IT systems; the Company may be unable to comply with or may incur increased costs associated with complying with domestic and international regulations, which could change in an unfavorable manner; and other adverse conditions in the industries in which the Company operates may negatively affect its results.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Product revenues	$259,540	$240,056	$624,214	$741,303
Cost of sales	176,935	165,364	448,807	518,590
Gross margin	82,605	74,692	175,407	222,713
Operating expenses:
Net research and development expenses	18,070	18,838	51,171	56,990
Selling, general and administrative expenses	25,745	26,861	73,474	91,683
Restructuring expenses	284	8,664	3,452	11,809
Total operating expenses	44,099	54,363	128,097	160,482
Operating income	38,506	20,329	47,310	62,231
Interest expense, net	(1,259)	(1,148)	(3,368)	(3,756)
Foreign currency (loss) gain	(2,883)	4,083	(5,562)	3,482
Gain on sale of business	—	—	—	4,970
Impairment loss	—	(837)	—	(21,206)
Other (loss) income	(615)	231	2,531	545
Earnings before income tax	33,749	22,658	40,911	46,266
Income tax expense	9,603	6,771	15,214	19,214
Net income	$24,146	$15,887	$25,697	$27,052
Basic earnings per share	$0.74	$0.48	$0.79	$0.81
Diluted earnings per share	$0.73	$0.48	$0.78	$0.81
Weighted average number of shares – basic	32,624	32,839	32,631	33,283
Weighted average number of shares – diluted	32,958	32,933	32,924	33,419

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	% Change	2020	2019	% Change
Climate Control Seats (CCS)	$97,058	$88,133	10.1%	$229,465	$270,924	(15.3)%
Seat Heaters	73,471	71,030	3.4%	171,345	218,578	(21.6)%
Steering Wheel Heaters	22,506	16,621	35.4%	49,721	49,620	0.2%
Automotive Cables	18,917	20,361	(7.1)%	50,890	66,316	(23.3)%
Battery Thermal Management (BTM)	15,956	11,890	34.2%	33,818	31,531	7.3%
Electronics	14,463	11,729	23.3%	38,327	36,035	6.4%
Other Automotive	7,393	8,479	(12.8)%	17,056	27,296	(37.5)%
Subtotal Automotive	249,764	228,243	9.4%	590,622	700,300	(15.7)%
Medical	9,776	8,336	17.3%	33,592	26,404	27.2%
GPT	—	3,477	(100.0)%	—	11,181	(100.0)%
CSZ-IC	—	—	—	—	3,418	(100.0)%
Subtotal Industrial	9,776	11,813	(17.2)%	33,592	41,003	(18.1)%
Total Company	259,540	240,056	8.1%	624,214	741,303	(15.8)%

Total Core Businesses (Automotive and Medical)	$259,540	$236,579	9.7%	$624,214	$726,704	(14.1)%

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income	$24,146	$15,887	$25,697	$27,052
Add back:
Income tax expense	9,603	6,771	15,214	19,214
Interest expense	1,259	1,148	3,368	3,756
Depreciation and amortization	10,129	10,974	30,129	33,048
Adjustments:
Restructuring expense	284	8,664	3,452	11,809
Impairment loss	—	837	—	21,206
Gain on sale of business	—	—	—	(4,970)
Acquisition and divestiture expenses	608	19	608	399
Unrealized currency loss (gain)	4,117	(3,564)	6,491	(4,487)
Gain on sale of patents	—	—	(1,978)	—
CFO transition expenses	—	—	—	1,065
Adjusted EBITDA	$50,146	$40,736	$82,981	$108,092

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), each, a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company’s reconciliation of net income to Adjusted EBITDA is provided in this release. The Company’s Reconciliation of Adjusted EPS can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated October 29, 2020 and also is included in the presentation entitled “Q3 2020 Gentherm Incorporated Earnings Conference Presentation,” which can be found on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

In evaluating its business, the Company considers and uses Adjusted EBITDA and Adjusted EPS as supplemental measures of its operating performance. Management provides Adjusted EBITDA and Adjusted EPS measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA or Adjusted EPS in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release may include estimates of future Adjusted EBITDA and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2020	2019	2020	2019
Net income	$24,146	$15,887	$25,697	$27,052
Restructuring expenses	284	8,664	3,452	11,809
Gain on sale of business	—	—	—	(4,970)
Gain on sale of patents	—	—	(1,978)	—
Impairment loss	—	837	—	21,206
Unrealized currency loss (gain)	4,117	(3,564)	6,491	(4,487)
CFO transition	—	—	—	1,065
Acquisition and divestiture expenses	608	19	608	399
Non-cash purchase accounting impact	2,259	2,556	6,543	7,456
Tax effect of above	(1,435)	(2,059)	(3,764)	(2,964)
Adjusted net income	$29,979	$22,340	$37,049	$56,566

Weighted average shares outstanding:
Basic	32,623,532	32,838,636	32,631,423	33,282,584
Diluted	32,958,439	32,932,679	32,924,013	33,418,555

Earnings per share, as reported:
Basic	$0.74	$0.48	$0.79	$0.81
Diluted	$0.73	$0.48	$0.78	$0.81
Adjusted earnings per share:
Basic	$0.92	$0.68	$1.14	$1.70
Diluted	$0.91	$0.68	$1.13	$1.69

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$226,533	$50,443
Restricted cash	2,506	2,505
Accounts receivable, net	193,249	159,710
Inventory:
Raw materials	62,970	61,323
Work in process	7,708	7,444
Finished goods	43,958	49,712
Inventory, net	114,636	118,479
Other current assets	37,988	42,726
Total current assets	574,912	373,863
Property and equipment, net	150,801	160,605
Goodwill	66,266	64,572
Other intangible assets, net	47,429	49,783
Operating lease right-of-use assets	18,844	11,587
Deferred income tax assets	55,641	57,650
Other non-current assets	7,554	9,326
Total assets	$921,447	$727,386
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$108,452	$83,035
Current lease liabilities	5,206	4,586
Current maturities of long-term debt	2,500	2,500
Other current liabilities	74,443	66,583
Total current liabilities	190,601	156,704
Long-term debt, less current maturities	193,061	78,124
Non-current lease liabilities	15,046	6,751
Pension benefit obligation	7,864	8,057
Other non-current liabilities	3,079	5,100
Total liabilities	$409,651	$254,736
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 32,680,013 and 32,674,354 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	107,055	102,507
Paid-in capital	9,798	10,852
Accumulated other comprehensive loss	(32,486)	(42,441)
Accumulated earnings	427,429	401,732
Total shareholders’ equity	511,796	472,650
Total liabilities and shareholders’ equity	$921,447	$727,386

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating Activities:
Net income	$25,697	$27,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,777	33,281
Deferred income taxes	3,583	5,072
Non-cash stock based compensation	6,569	5,268
Defined benefit plan income	(433)	(754)
Loss on sale of property and equipment	562	319
Operating lease expense	5,156	4,477
Gain on sale of patents	(1,978)	—
Impairment loss	—	21,206
Gain on sale of business	—	(4,970)
Other	—	189
Changes in assets and liabilities:
Accounts receivable, net	(33,250)	(5,961)
Inventory	4,645	(5,512)
Other assets	(4,655)	9,594
Accounts payable	24,272	(3,097)
Other liabilities	12,356	(2,172)
Net cash provided by operating activities	73,301	83,992
Investing Activities:
Purchases of property and equipment	(11,613)	(18,340)
Acquisition of intangible assets	(3,141)	—
Proceeds from the sale of patents and property and equipment	1,068	137
Proceeds from divestiture of business	—	47,500
Acquisition of subsidiary, net of cash acquired	—	(14,823)
Net cash (used in) provided by investing activities	(13,686)	14,474
Financing Activities:
Borrowing of debt	201,193	29,470
Repayments of debt	(87,688)	(69,049)
Cash paid for the repurchase of Common Stock	(9,092)	(58,040)
Proceeds from the exercise of Common Stock options	6,828	13,879
Cash paid for the cancellation of restricted stock	(811)	(1,213)
Acquisition contingent consideration payment	(618)	—
Cash paid for financing costs	—	(1,278)
Net cash provided by (used in) financing activities	109,812	(86,231)
Foreign currency effect	6,664	(4,151)
Net increase in cash, cash equivalents and restricted cash	176,091	8,084
Cash, cash equivalents and restricted cash at beginning of period	52,948	39,620
Cash, cash equivalents and restricted cash at end of period	$229,039	$47,704
Supplemental disclosure of cash flow information:
Cash (refund) paid for taxes	$(252)	$6,676
Cash paid for interest	$3,006	$3,437

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